CHANGES IN ACCOUNTANTS

On September 29, 2005, PricewaterhouseCoopers LLP informed us that it was resigning as independent accountants for the various series of the Hallmark Equity Series Trust (the "Funds"). PricewaterhouseCoopers LLP was previously engaged as the independent registered public accounting firm to audit the Funds financial statements.

PricewaterhouseCoopers LLP issued reports on the Fund's financial statements as of May 31, 2004 and March 31, 2005. Such reports did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

PricewaterhouseCoopers LLP's resignation was accepted by the Funds' Audit Committee and the Board of Trustees.

During the fiscal year ended May 31, 2004, the period ended March 31, 2005 and through September 29, 2005 there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report. During the fiscal year ended May 31, 2004, the period ended March 31, 2005 and through September 29, 2005 none of the events enumerated in paragraphs (1)(v)(B) through (D) of Item 304(a) of Regulation S-K occurred. As part of its report dated May 31, 2005 filed as an exhibit to the Funds' most recent Form N-SAR, PricewaterhouseCoopers, LLP advised management that management had not maintained effective internal control over the calculation and reporting of the Funds' "Financial Highlights" included in the annual report for the period ended March 31, 2005.

The Funds are in the process of selecting a new independent accountant to replace PricewaterhouseCoopers LLP. The Funds provided PricewaterhouseCoopers LLP with a copy of these disclosures and have requested PricewaterhouseCoopers LLP to furnish the Funds with a letter addressed to the Commission stating whether it agrees with the statements made by the Funds herein and, if not, stating the respects in which it does not agree. A copy of such letter, dated November 29, 2005, is filed as an exhibit to this Form N-SAR.